                                                Exhibit 99.1

FOR IMMEDIATE RELEASE

ISLE OF CAPRI CASINOS, INC. ANNOUNCES RECORD FIRST QUARTER RESULTS

BILOXI, MISS. (August 15, 2003)—Isle of Capri Casinos, Inc. (NASDAQ: ISLE) today reported record first quarter financial results for the quarter ended July 27, 2003. For the first quarter, the company reported first quarter net income of $13.6 million or $0.45 per diluted common share compared to net income of $12.2 million or $0.40 per diluted common share for the same quarter last year. During the first quarter ended July 27, 2003, Isle of Capri Casinos had first quarter net revenues of $285.8 million, compared to $276.7 million for the same period in fiscal 2003, and first quarter Adjusted EBITDA 1 of $67.4 million, compared to $60.9 million for the same period in fiscal 2003.

See tables and footnotes on the following pages for further details regarding the above operating results.

1 See Adjusted EBITDA defined in footnote (4) of Comparative Financial Highlights.

First Quarter Results
Bernard Goldstein, Isle of Capri Casinos, Inc. chairman and chief executive officer, said, "Geographic diversity has long been a strong point of our strategy. This diversity helped the Isle of Capri Casinos to achieve record first quarter results. Our solid management team continually finds ways to better manage costs."

Timothy M. Hinkley, Isle of Capri Casinos, Inc. president and chief operating officer, said, "Our results present tangible proof that our combination of brand management and operating efficiencies, what we call IsleStyle, works. This model has allowed us to be flexible and adapt to the changing market conditions. We performed well, generating more revenue quarter over quarter, even without the market growth we anticipated."

The company’s IsleOneTM Players Club, an industry-leading members’ club, continued growth in terms of acceptance and loyalty with players. Revenue from club members, at the same properties, quarter over quarter increased by approximately 10.3 percent.

IsleOne Players Club members who played in the first quarter of fiscal 2004 and 2003 and were enrolled in the IsleMilesTM program-a groundbreaking deferred-rewards component of IsleOne-increased revenue in fiscal 2004 by approximately 16.1 percent from the comparable period in fiscal 2003 versus members not enrolled in the program.

To support and market IsleOne, the company rolled out a national television advertising campaign this spring, featuring notable actor Ricardo Montalban. The commercial was designed to convey the unique brand, fun experience and the benefits of IsleOne Players Club. As a result of the broadcast campaign, overall awareness of the Isle of Capri by casino patrons increased by approximately 18 percent on average based on recent market research. As the economy and other factors improve, the company believes it is positioned to grow its retail revenue component.

The company’s focus on product improvement is a two-prong approach, which includes creating a superior slot experience and physical expansion to some of the company’s properties.

Isle has recently installed ticket-in / ticket-out technology at 10 of its properties, providing coinless gaming at the slots, which yields greater efficiencies and enjoyment for players. Kiosks are currently being installed at the properties, allowing IsleOne Players Club members the ability and flexibility to review their accounts quickly and easily. Also, in the furtherance of the company’s goal to create the best slot experience available, the company has improved service times on the casino floor by 31 percent, providing greater customer satisfaction.

Expansion at the Isle-Biloxi and the Isle-Bossier City continued through the quarter as part of the company’s previously announced $135.0 million improvement plan to provide additional and upgraded amenities. The plan, funded from operating cash flow, will allow the Isle of Capri to offer a more resort-oriented product. This plan will include an additional 400 hotel rooms for the Isle-Biloxi, as well as an Isle-branded Kitt’s Kitchen restaurant, a 12,000 square-foot multi-purpose center, an expanded pool and spa area, and a 1,000-space parking facility. The parking facility is expected to be completed by winter 2003. Expansion for the Isle-Bossier City includes an additional hotel tower with 265 rooms, a Kitt’s Kitchen restaurant, a new pool and a deck and a 12,000 square-foot convention/entertainment center. The Isle-Bossier City expansion is expected to be completed by spring 2004.

The company has also upgraded its signature buffet restaurant, Calypso’s, at some of its properties, and is expanding the casino at the Isle-Kansas City, and renovating the casinos at the Isle-Bossier City and the Isle-Lake Charles. These projects are expected to be completed by spring 2004.

Isle of Capri Casinos, Inc.
Consolidated Statements of Operations
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended
	July 27,	July 28,
	2003	2002

Revenues:
Casino	$ 288,783	$ 270,085
Hotel, pari-mutuel, food, beverage & other	54,235	57,435
Gross revenue	343,018	327,520
Less promotional allowances	57,267	50,857

Net revenues	285,751	276,663
Operating and other expenses:
Properties	211,826	210,829
Corporate and new development	6,524	4,942
Depreciation and amortization	21,617	17,984
Total operating and other expenses	239,967	233,755

Operating income	45,784	42,908
Net interest expense (1)	(21,098)	(21,040)
Minority interest (2)	(2,833)	(2,558)

Income before income taxes	21,853	19,310
Income tax expense	8,301	7,137

Net income	$ 13,552	$ 12,173

Net income per diluted common share	$ 0.45	$ 0.40
Weighted average diluted common shares	30,355	30,722
Consolidated Balance Sheet Highlights
(In thousands)

	July 27, 2003	April 27, 2003

	(Unaudited)
Cash and cash equivalents	$ 120,510	$ 94,626
Property and equipment, net	851,935	841,332
Long-term debt, including current portion	1,018,097	1,027,987
Stockholders' equity	219,332	203,904

Isle of Capri Casinos, Inc.
Comparative Financial Highlights by Casino Property
(Unaudited)
(In thousands)

	THREE MONTHS ENDED

	July 27,			July 28,
	2003			2002
	Net Revenue (3)	Adjusted EBITDA (4)	Adjusted EBITDA Margin %(4)	Net Revenue (3)	Adjusted EBITDA (4)	Adjusted EBITDA Margin %(4)

BILOXI	$ 22,186	$ 5,602	25.3%	$ 21,606	$ 5,132	23.8%

NATCHEZ	8,215	2,241	27.3%	8,912	2,385	26.8%

VICKSBURG	14,130	4,123	29.2%	14,551	4,326	29.7%

LULA	22,242	5,544	24.9%	22,584	6,353	28.1%

BOSSIER CITY	28,794	5,396	18.7%	31,653	7,479	23.6%

LAKE CHARLES	43,424	10,993	25.3%	43,101	11,255	26.1%

BLACK HAWK (5)	28,080	10,649	37.9%	26,711	9,806	36.7%

COLORADO
CENTRAL
STATION (6)(7)	12,019	2,560	21.3%	-	-	-

COLORADO
GRANDE (6)(8)	2,037	514	25.2%	-	-	-

BETTENDORF	25,034	7,952	31.8%	23,761	7,047	29.7%

DAVENPORT	16,523	4,116	24.9%	14,971	2,827	18.9%

MARQUETTE	10,962	3,055	27.9%	9,866	2,419	24.5%

KANSAS CITY	23,362	4,783	20.5%	22,714	4,433	19.5%

BOONVILLE	16,888	4,486	26.6%	15,106	3,360	22.2%

CORPORATE & OTHER (9)	11,855	(4,613)	N/M	21,127	(5,930)	N/M

TOTAL	$ 285,751	$ 67,401	23.6%	$ 276,663	$ 60,892	22.0%

Isle of Capri Casinos, Inc.
Reconciliation of Adjusted EBITDA to Net Income (Loss) by Casino Property
(In thousands) (Unaudited)
Three Months Ended July 27, 2003

	Adjusted EBITDA (4)	Depreciation & Amortization	Net Interest Expense	Other(10)	Net Income(Loss)	Net Income (Loss)Margin %

BILOXI	$ 5,602	$ 1,908	$ 1,603	$ 841	$ 1,250	5.6%
NATCHEZ	2,241	602	889	360	390	4.7%
VICKSBURG	4,123	1,246	1,349	593	935	6.6%
LULA	5,544	2,488	3,706	860	(1,510)	-6.8%
BOSSIER CITY	5,396	1,995	3,487	921	(1,007)	-3.5%
LAKE CHARLES	10,993	2,757	4,301	1,390	2,545	5.9%
BLACK HAWK (5)	10,649	1,734	1,345	1,264	6,306	22.5%
COLORADO
CENTRAL
STATION (6)(7)	2,560	369	1,355	654	182	1.5%
COLORADO
GRANDE (6)(8)	514	70	181	162	101	5.0%
BETTENDORF	7,952	1,900	4,205	930	917	3.7%
DAVENPORT	4,116	2,281	1,903	615	(683)	-4.1%
MARQUETTE	3,055	801	2,185	374	(305)	-2.8%
KANSAS CITY	4,783	1,455	960	806	1,562	6.7%
BOONVILLE	4,486	1,472	362	524	2,128	12.6%
CORPORATE &
OTHER (9)	(4,613)	539	(6,733)	840	741	N/M
TOTAL	$67,401	$21,617	$21,098	$11,134	$13,552	4.7%

Isle of Capri Casinos, Inc.
Reconciliation of Adjusted EBITDA to Net Income (Loss) by Casino Property
(In thousands) (Unaudited)
Three Months Ended July 28, 2002

	Adjusted EBITDA(4)	Depreciation & Amortization	Net Interest Expense	Other(10	Net Income(Loss	Net Income (Loss)Margin %

BILOXI	$5,132	$1,533	$1,731	$811	$1,057	4.9%
NATCHEZ	2,385	449	1,145	370	421	4.7%
VICKSBURG	4,326	1,107	1,362	587	1,270	8.7%
LULA	6,353	2,241	4,440	847	(1,175	-5.2%
BOSSIER CITY	7,479	2,025	2,840	1,007	1,607	5.1%
LAKE CHARLES	11,255	2,697	4,375	1,374	2,809	6.5%
BLACK HAWK (5)	9,806	1,195	1,471	1,187	5,953	22.3%
BETTENDORF	7,047	1,651	4,523	786	87	0.4%
DAVENPORT	2,827	1,492	1,924	220	(809	-5.4%
MARQUETTE	2,419	738	2,210	326	(855	-8.7%
KANSAS CITY	4,433	1,180	979	766	1,508	6.6%
BOONVILLE	3,360	1,318	367	447	1,228	8.1%
CORPORATE &
OTHER (9)	(5,930	358	(6,327	967	(928	N/M
TOTAL	$60,892	$17,984	$21,040	$9,695	$12,173	4.4%

  Consolidated net interest expense is comprised of the following components:
	Three Months Ended
	July 27,	July 28,
	2003	2002

Interest expense	$21,399	$21,121
Interest income	(85)	(65)
Capitalized interest	(216)	(16)

Net interest expense	$21,098	$21,040

  Included in the consolidated interest is the Isle-Black Hawk’s, the Colorado Central Station-Black Hawk’s and the Colorado Grande-Cripple Creek’s net interest expense that is comprised of the following:

	Three Months Ended
	July 27,	July 28,
	2003	2002

Interest expense	$2,911	$1,478
Interest income	(30)	(7)

Net interest expense	$2,881	$1,471

  Minority interest represents an unrelated third party’s portion of the Isle-Black Hawk’s income before income taxes and the Colorado Central Station-Black Hawk’s and the Colorado Grande-Cripple Creek’s net income.
  Net revenues are presented net of complimentaries, slot points expense and cash coupon redemptions.
  EBITDA is "earnings before interest, income taxes, depreciation and amortization." Isle of Capri calculates Adjusted EBITDA by adding preopening expense and non-cash items to EBITDA. Adjusted EBITDA is a supplemental financial measurement used by Isle of Capri’s management, as well as industry analysts, in the evaluation of its businesses. Adjusted EBITDA is not presented as an alternative measure of net income or cash flow from operations (as determined in accordance with accounting principles generally accepted in the United States (GAAP)). All companies do not calculate Adjusted EBITDA in the same manner. As a result, Adjusted EBITDA as presented here may not be comparable to similarly titled measures reported by other companies. Adjusted EBITDA Margin is calculated by dividing Adjusted EBITDA by net revenues. A reconciliation of net income as determined in accordance with GAAP to Adjusted EBITDA and the Net Income (Loss) Margin is shown above. The Net Income (Loss) Margin is calculated by dividing net income (loss) by net revenues.
  As management fees are eliminated in consolidation, the Isle-Black Hawk’s Adjusted EBITDA does not include management fees of $1.3 million and $1.2 million for the three months ended July 27, 2003, and July 28, 2002, respectively. If these charges were included, the Isle-Black Hawk’s Adjusted EBITDA would have been $9.4 million and $8.6 million for the three months ended July 27, 2003, and July 28, 2002, respectively.
  These properties were acquired by the Isle of Capri Casinos, Inc. on April 22, 2003.
  As management fees are eliminated in consolidation, the Colorado Central Station-Black Hawk’s Adjusted EBITDA does not include management fees of $0.5 million for the three months ended July 27, 2003. If this charge was included, the Colorado Central Station-Black Hawk’s Adjusted EBITDA would have been $2.0 million for the three months ended July 27, 2003.
  As management fees are eliminated in consolidation, the Colorado Grande-Cripple Creek’s Adjusted EBITDA does not include management fees of $0.1 million for the three months ended July 27, 2003. If this charge was included, the Colorado Grande-Cripple Creek’s Adjusted EBITDA would have been $0.4 million for the three months ended July 27, 2003.
  Corporate and other includes the results of operations of Lady Luck-Las Vegas and Pompano Park. Prior year corporate and other also includes the results of operations of the Isle-Tunica. The Isle-Tunica ceased casino operations on September 3, 2002, and the assets were sold to Boyd Casino Strip, LLC on October 7, 2002. On October 30, 2002, the Isle of Capri completed the sale of the Lady Luck-Las Vegas but will continue to operate the casino until the purchaser’s designated gaming operator receives regulatory approval.
  Other adjustments to reconcile Adjusted EBITDA to net income represent management fees. Additionally, for the Isle-Black Hawk, the Colorado Central Station-Black Hawk, the Colorado Grande-Cripple Creek and corporate, other adjustments also include minority interest and income taxes.

Isle of Capri Casinos, Inc. owns and operates 15 riverboat, dockside and land-based casinos at 14 locations, including Biloxi, Vicksburg, Lula and Natchez, Mississippi; Bossier City and Lake Charles (two riverboats), Louisiana; Black Hawk (two land-based casinos) and Cripple Creek, Colorado; Bettendorf, Davenport and Marquette, Iowa; and Kansas City and Boonville, Missouri. The company also operates Pompano Park Harness Racing Track in Pompano Beach, Florida.

As a publicly held company, we regularly file reports with the Securities and Exchange Commission (the "SEC"). These reports are required by the Securities Exchange Act of 1934 and include:
  Annual Reports on Form 10-K;
  Quarterly Reports on Form 10-Q;
  Current Reports on Form 8-K; and
  All amendments to those reports.
Our Internet website is http://www.islecorp.com . We make our filings available free of charge on our Internet website as soon as reasonably practical after we electronically file or furnish such reports to the SEC.

You may read and copy the reports, statements and other information we file with the SEC at the SEC’s public reference room at 450 Fifth Street, N.W., Washington D.C. 20546. You can request copies of these documents by writing to the SEC but must pay photocopying fees. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our SEC filings are also available to the public on the SEC’s Internet site (http://www.sec.gov).

Contact:
Allan B. Solomon, Executive Vice President, 561-995-6660
Rex Yeisley, Chief Financial Officer, 228-396-7052
Lori Hutzler, Director of Corporate Communications, 228-396-7031

This press release contains forward-looking statements which are subject to change. These forward-looking statements may be significantly impacted, either positively or negatively by various factors, including without limitation, licensing, and other regulatory approvals, financing sources, development and construction activities, costs and delays, permits, weather, competition and business conditions in the gaming industry. The forward-looking statements are subject to numerous risks and uncertainties that could cause actual results to differ materially from those expressed in or implied by the statements herein.

Additional information concerning potential factors that could affect the company’s financial condition, results of operations and expansion projects, is included in the filings of the company with the Securities and Exchange Commission, including but not limited to, its 10-K for the fiscal year ended April 27, 2003.